Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO (740) 633-0445, ext. 6154 ceo@unitedbancorp.com	Senior Vice President, CFO and Treasurer (740) 633-0445, ext. 6181 cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:                1:00 p.m. August 2, 2019

United Bancorp, Inc. Reports an Increase in Net Income of 38% for the Six Months Ended June 30, 2019; Diluted Earnings per Share of $0.57 versus $0.46 Reported in 2018, and a Forward Dividend Yield of 4.70%

MARTINS FERRY, OHIO ◆◆◆ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio, reported diluted earnings per share of $0.57 and net income of $3,260,000 for the six months ended June 30, 2019, as compared to $0.46 and $2,360,000, respectively, for the corresponding six month period in 2018. The Company’s diluted earnings per share for the three months ended June 30, 2019 was $0.29 as compared to $0.23 to the same period in the previous year. These year-over-year improvements in UBCP’s earnings are directly related to the Company executing its strategic vision to achieve profitable growth by growing in both an organic fashion and through acquiring other like-minded community banking organizations.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on our solid financial performance for the three-month period ended June 30, 2019 and year-to-date. For the most recently ended quarter, our Company had an increase in net income of $434,000, or 35.8%, on a year-over-year basis. For the six month period ending June 30, 2019, our Company saw its net income increase by $900,000, or 38.1%, to a level of $3,260,000—which is a new earnings record for our company. This increase in earnings is strongly correlated to the strong organic and acquisition-related growth that our Company experienced during the past twelve months. Even with the issuance of common shares to facilitate our most recent acquisition completed in the fourth quarter of 2018, our diluted earnings per share was $0.29 versus $0.23 the prior year, an increase of 26.1%. The combination of the acquisition-related and strong organic growth that we achieved this past year facilitated the increase in the level of our Company’s higher-yielding earning assets, which grew by $117.2 million, or 24.9%, on a year-over-year basis. This growth in earning assets was divided between steady growth in our Company’s loan portfolio, which increased by $45.9 million, or 12.1%, and solid growth in our investment portfolio, with securities and other restricted stock increasing by $71.2 million or 78.8%. With our increased level of higher-yielding earning assets, our Company saw a year-over-year increase in the level of interest income that it generated for the first six months of 2019 of $3.2 million or 33.2%.”

Greenwood further stated, “In order to fund this strong growth in our earning assets—while improving our overall levels of profitability—our Company needed to attract a substantial level of cost effective funding. We achieved this by successfully growing our lower-cost, retail balances (consisting of noninterest bearing and interest bearing demand deposits and savings deposits) by $83.3 million, or 24%, year-over-year. With lower-cost retail balances totaling $430.1 million as of June 30, 2019, they comprise 79% of total deposits for the Company. The remaining growth in deposits came in the area of time deposits (consisting of certificates of deposit or term funding), which increased by $47.4 million since June 2018. By funding our above-peer growth in earning assets primarily with lower-costing retail funding this past year—even though we have been operating in a rising rate environment during these past twelve months; wherein, the Federal Open Market Committee (FOMC) increased the target rate for Federal funds by 0.75% during that timeframe—our Company was able to maintain a very solid net interest margin which was 3.73% as of the most recent quarter end.”

Greenwood continued, “From a qualitative perspective, we have successfully maintained overall strength and stability within our loan portfolio. Year-over-year, our Company continues to have very solid credit quality-related metrics supported by a relatively low level of nonaccrual loans and loans past due 30 plus days, which were $3.4 million, or 0.79 percent of total loans, at June 30, 2019. Further, net loans charged off, excluding overdrafts, was $56,000 for the six months ended June 30, 2019, which is a decrease of $65,000 from the previous year. Net charge offs to average loans for the first six months of 2019 was 0.05% versus 0.09% for the same period in 2018. We are very satisfied with the continued strong performance of our loan portfolio from a credit quality perspective. With the anticipation of our economy remaining fundamentally sound in the near to intermediate term, we anticipate that this trend will continue for the foreseeable future.”

Greenwood concluded, “Considering that we anticipate our earning assets to continue growing at very acceptable levels and our overall credit quality to remain very solid, we strongly expect that we will be able to continue growing our earnings at the double-digit level that we experienced in the first half of this year throughout the course of 2019.”

Scott A. Everson, President and CEO stated, “We are extremely gratified to report on the strong earnings that our Company produced for the second quarter and first half of 2019. We greatly benefited from the positive execution of our strategic plan, which calls for us to grow through acquiring other like-minded community banking organizations, building new banking centers in key and complimentary markets and capitalizing on prudent, yet profitable, organic opportunities. Over the course of the past twelve months, we had success in these key areas on which we keenly focus. With the double digit growth that we have experienced during this timeframe, our Company has produced record earnings. In addition, we are well on our way to achieving our strategic vision of growing our assets to a level of $1.0 billion, or greater, which should also help our Company become more operationally efficient. Excitingly, during the course of the most recently ended quarter, we announced that our Company issued $20.0 million in subordinated debt at very favorable terms. Although this does not contribute to our Tier I Capital at the corporate-level, it does add to our Tier I Capital at our bank-level. Having this new leverageable (or growth) capital at our affiliate bank-level will greatly aid in helping us attain our lofty goal for growth and driving our earnings in a positive fashion in future periods.”

Everson continued, “By continuing to utilize the “playbook” that we did last year to achieve profitable growth, we are very optimistic about our future prospects. In addition, we will continue focusing on building our infrastructure (or, foundation) to support further growth while achieving greater efficiencies. As we have previously stated, we are strongly committed to remaining relevant within our industry by investing in our technology and origination/service platforms. Ultimately, our vision is to become an omnichannel bank—by having complete channel integration and offering mobility to our customers—thereby, serving them on their terms and through their preferred channels. We have started this initiative and believe that, for a community-minded bank, we will have a complete digital solution that will be highly appealing to our target clientele within the next year or two. Coupling this investment in technology with continued investment in growing our Company through acquisition and new branch construction in key complimentary markets, we firmly believe that we can continue to grow at acceptable levels while remaining very profitable.” Everson further and proudly stated, “On June 18, 2019, our Company announced that it has purchased land in Moundsville, West Virginia and has plans to construct a new banking center in this very vibrant community in the heart of the proposed ethane cracker region. This will be the Company’s first full service office in the State of West Virginia and this new location will further enhance our developing footprint in the Upper Ohio

Valley Region (which is our traditional market), and nicely compliment our recent market expansion in Powhatan Point, Ohio, which is across the Ohio River from this new and exciting market. Even with the high level of growth that we experienced over the course of the past twelve months, we continued to maintain our overall profitability. With our record earnings in the first six months of 2019, our Company had a return on equity (ROE) of 11.4% and a return on assets (ROA) of 1.04% for the six months ended, June 30, 2019. We have stated for many quarters that our goal is to profitably grow our Company. We are extremely delighted that we are presently accomplishing this.”

Everson concluded, “Our primary foci are rewarding our shareholders by paying a very solid cash dividend while driving their shareholder value in our Company. In the first and second quarter of this year, we increased our cash dividend payout by $0.0025 per quarter and are currently paying $0.1350 which, on a forward basis, produces a dividend yield of 4.70% based on our closing price as of the most recent quarter end. Regarding our present market valuation, on a forward basis we are currently trading at a price to earnings multiple of 10.0 times. With our market sector trading more in the range of 13 times at present, we are highly optimistic that we will see a higher market valuation in future periods…assuming that we continue to drive our earnings at the levels we have seen and currently project. Overall, we are extremely pleased with the direction that we are going and the results that we are producing. We continue to be highly optimistic about our future potential and look forward to realizing this upside potential in future periods!”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio and has total assets of $648.6 million and total shareholder’s equity of $57.0 million as of June 30, 2019. Through its single bank charter, Unified Bank, the Company has nineteen banking offices that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas. The Company also operates a Loan Production Office in Wheeling, WV. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc. “UBCP”

For the Three Months Ended June 30%	$
2019	2018	Change	Change
Earnings
Interest income on loans	$5,109,571	$4,341,084	17.70%	$768,487
Loan fees	288,302	221,120	30.38%	$67,182
Interest income on securities	1,250,230	545,138	129.34%	$705,092

Total interest income	6,648,103	5,107,342	30.17%	$1,540,761
Total interest expense	1,468,420	706,062	107.97%	$762,358

Net interest income	5,179,683	4,401,280	17.69%	$778,403
Provision for loan losses	120,000	72,000	66.67%	$48,000
Net interest income after provision for loan losses	5,059,683	4,329,280	16.87%	$730,403
Service charges on deposit accounts	693,487	650,577	6.60%	$42,910
Net realized gains on sale of loans	9,286	22,546	-58.81%	$(13,260)
Other noninterest income	244,278	214,854	13.69%	$29,424
Total noninterest income	947,051	887,977	6.65%	$59,074
Total noninterest expense	4,171,876	3,754,331	11.12%	$417,545

Earnings before income taxes	1,834,858	1,462,926	25.42%	$371,932

Income tax expense	188,033	250,051	-24.80%	$(62,018)

Net income	$1,646,825	$1,212,875	35.78%	$433,950
Per share
Earnings per common share—Basic	$0.29	$0.23	26.09%
Earnings per common share—Diluted	0.29	0.23	26.09%
Cash dividends paid	0.1350	0.13	3.85%
Shares Outstanding
Average—Basic	5,520,259	4,878,254	—
Average—Diluted	5,520,259	4,878,254	—

For the Six Months Ended June 30%	$
2019	2018	Change	Change
Earnings
Interest income on loans	$10,240,712	$8,456,924	21.09%	$1,783,788
Loan fees	392,779	436,357	-9.99%	$(43,578)
Interest income on securities	2,329,796	838,924	177.71%	$1,490,872

Total interest income	12,963,287	9,732,205	33.20%	$3,231,082
Total interest expense	2,675,608	1,229,667	117.59%	$1,445,941

Net interest income	10,287,679	8,502,538	21.00%	$1,785,141
Provision for loan losses	210,000	129,000	62.79%	$81,000
Net interest income after provision for loan losses	10,077,679	8,373,538	20.35%	$1,704,141
Service charges on deposit accounts	1,406,781	1,281,166	9.80%	$125,615
Net realized gains on sale of loans	13,090	36,766	-64.40%	$(23,676)
Other noninterest income	472,128	450,200	4.87%	$21,928
Total noninterest income	1,891,999	1,768,132	7.01%	$123,867
Total noninterest expense	8,334,204	7,332,893	13.66%	$1,001,311

Earnings before income taxes	3,635,474	2,808,777	29.43%	$826,697

Income tax expense	375,041	448,350	-16.35%	$(73,309)

Net income	$3,260,433	$2,360,427	38.13%	$900,006
Per share
Earnings per common share—Basic	$0.57	$0.46	23.91%
Earnings per common share—Diluted	0.57	0.46	23.91%
Cash dividends paid	0.2675	0.26	2.88%
Annualized yield based on quarter end close	4.65%	3.85%	0.80%
Shares Outstanding
Average—Basic	5,517,852	4,866,322	—
Average—Diluted	5,517,852	4,866,322	—
Common stock, shares issued	5,939,351	5,360,304	—
Shares held as Treasury	42,410	5,744	—
At quarter end
Total assets	$648,627,000	$514,801,418	26.00%	$133,825,582
Total assets (average)	629,540,000	478,263,000	31.63%	$151,277,000
Other real estate and repossessions (“OREO”)	30,000	615,000	-95.12%	$(585,000)
Gross loans	425,432,621	379,512,976	12.10%	$45,919,645
Allowance for loan losses	2,141,790	2,080,145	2.96%	$61,645
Net loans	423,290,831	377,432,831	12.15%	$45,858,000
Non-accrual loans	2,814,220	1,204,256	133.69%	$1,609,964
Loans past due 30+ days (excludes non accrual loans)	530,648	1,730,632	-69.34%	$(1,199,984)
Net loans charged-off	56,179	120,839	-53.51%	$(64,660)
Net overdrafts charged-off	54,919	50,254	9.28%	$4,665
Net charge-offs	111,098	171,093	-35.07%	$(59,995)
Average loans	415,829,000	370,341,000	12.28%	$45,488,000
Cash and due from Federal Reserve Bank	20,107,980	16,308,016	23.30%	$3,799,964
Average cash and due from Federal Reserve Bank	5,272,000	13,402,000	-60.66%	$(8,130,000)
Securities and other restricted stock	161,605,015	90,376,328	78.81%	$71,228,687
Average securities and other restricted stock	131,739,000	67,222,000	95.98%	$64,517,000
Total deposits	546,246,079	415,634,366	31.42%	$130,611,713
Non interest bearing demand	113,354,585	68,903,739	64.51%	$44,450,846
Interest bearing demand	205,850,931	194,049,223	6.08%	$11,801,708
Savings	110,884,640	83,838,243	32.26%	$27,046,397
Time < $100,000	99,092,547	63,035,793	57.20%	$36,056,754
Time > $100,000	17,063,376	5,807,368	193.82%	$11,256,008
Average total deposits	425,893,000	402,436,000	5.83%	$23,457,000
Advances from the Federal Home Loan Bank	1,633	33,768,093	-100.00%	$(33,766,460)
Overnight advances	—	33,600,000	N/A	$(33,600,000)
Term advances	1,633	168,093	-99.03%	$(166,460)
Subordinated debt (net of unamortized issuance costs)	19,396,372	—	N/A	$19,396,372
Securities sold under agreements to repurchase	7,674,291	12,345,503	-37.84%	$(4,671,212)
Stockholders’ equity	57,005,357	44,985,506	26.72%	$12,019,851
Stockholders’ equity (average)	57,028,000	44,986,000	26.77%	$12,042,000
Stock data
Market value—last close (end of period)	$11.50	$13.50	-14.81%
Dividend payout ratio	46.93%	56.52%	-9.58%
Price earnings ratio	10.09	x	16.88	x	3.47%
Book value (end of period)	9.73	9.04	7.63%
Market price to book value	118.19%	149.34%	-20.86%
Key performance ratios
Return on average assets (ROA)	1.04%	0.99%	0.04%
Return on average equity (ROE)	11.43%	10.49%	0.94%
Net interest margin (federal tax equivalent))	3.73%	3.90%	-0.17%
Interest expense to average assets	0.85%	0.51%	0.34%
Total allowance for loan losses to nonaccrual loans	76.11%	172.73%	-96.62%
Total allowance for loan losses to total loans	0.50%	0.55%	-0.05%
Nonaccrual loans to total loans	0.66%	0.32%	0.34%
Nonaccrual loans and OREO to total assets	0.44%	0.35%	0.09%
Net charge-offs (recoveries) to average loans	0.05%	0.09%	-0.04%
Equity to assets at period end	8.79%	8.74%	0.05%